As filed with the Securities and Exchange Commission on November 12, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

36-2476480
(I.R.S. Employer Identification No.)

15 Joys Lane, Kingston, New York 12401
(Address of Principal Executive Offices) (Zip Code)

Kingstone Companies, Inc. 2014 Equity Participation Plan
(Full Title of the Plan)

Barry B. Goldstein Chief Executive Officer Kingstone Companies, Inc. 15 Joys Lane Kingston, New York 12401 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(845) 802-7900
(Telephone Number, Including Area Code,
of Agent for Service)
_______
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ____	Accelerated filer ____
Non-accelerated filer ____	Smaller reporting company _X_

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.01 per share)	50,000	(2)	$6.73		$336,500	$33.89
Common Stock (par value $0.01 per share)	650,000	(3)	$9.47	(4)	$6,155,500	$619.86
Total						$653.75

(1)
This Registration Statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shall also cover any additional shares of common stock, $0.01 par value (“Common Stock”), of Kingstone Companies, Inc. (the “Company”), which become issuable under the Company’s 2014 Equity Participation Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock reserved for issuance under the 2014 Plan pursuant to outstanding options at an exercise price of $6.73 per share of Common Stock.

(3)	Represents shares of Common Stock reserved for issuance under the 2014 Plan other than pursuant to outstanding options.

(4)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock of the Company on November 5, 2015, as reported by The Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(a)	Annual Report on Form 10-K for the year ended December 31, 2014;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

(c)
Current Reports on Form 8-K filed on February 13, 2015, March 9, 2015, March 25, 2015, May 14, 2015, May 15, 2015, June 9, 2015, July 24, 2015, August 12, 2015, September 25, 2015, October 22, 2015 and November 12, 2015; and

(d)	The descriptions of the Common Stock set forth in registration statements filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold, or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Twelfth of the Company’s Restated Certificate of Incorporation eliminates, absent fraud, the personal liability of directors to the Company, stockholders or creditors thereof, or any other persons, in connection with losses incurred by the Company under or by reason of any contract or business transaction between a director and the Company, and provides that a director shall not be accountable for any gains or profits realized thereon.

Article Thirteenth of the Company’s Restated Certificate of Incorporation provides that each director and each officer now or hereafter serving the Company or, at the request of the Company, any other corporation in which the Company has an interest as stockholder or creditor, and his heirs, executors and administrators, shall be indemnified and held harmless by the Company from and against all costs, expenses and liabilities, including but not limited to counsel fees and amounts of judgments and amounts paid in settlement, which may be imposed upon or incurred by him in connection with or resulting from any claim made against him or any action, suit or proceeding in which he may be involved, by reason of his being or having been a director or officer of the Company or of any such other corporation, whether or not he continues to be a director or officer at the time such costs, expenses and liabilities are imposed or incurred; provided, however, that no such director or officer shall be so indemnified (a) with respect to any matter as to which he shall, in any such action, suit or proceeding, be finally adjudged to be liable for misconduct in the performance of his duties as a director or officer, or (b) in the event of a settlement of any such claim, action, suit or proceeding unless (i) such settlement shall, with knowledge of the indemnification provided for thereby, be approved by the court having jurisdiction of such claim, action, suit or proceeding or (ii) such settlement shall have been made upon the written opinion of independent legal counsel, selected by or in a manner determined by the board of directors of the Company, to the effect that there is no reasonable ground of liability for misconduct on the part of such director or officer and that the entire cost of such settlement will not substantially exceed the estimated cost of defending such claim, action, suit or proceeding to a final conclusion. The Company’s Restated Certificate of Incorporation also provides that the foregoing rights of indemnification shall be in addition to any other rights to which such director or officer may otherwise be entitled as a matter of law.

Article Fifteenth of the Company’s Restated Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Company has included in its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law.  The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company’s by-laws, any agreement, the vote of stockholders or otherwise.

The effect of the foregoing is to require the Company, to the extent permitted by law, to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1
Restated Certificate of Incorporation of Kingstone Companies, Inc. (incorporated herein by reference to Exhibit 3(a) of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014)

4.2	Bylaws of Kingstone Companies, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 9, 2009)
4.3	Kingstone Companies, Inc. 2014 Equity Participation Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on August 14, 2014)
5	Opinion of Certilman Balin Adler & Hyman, LLP*
23.1	Consent of Marcum LLP*
23.3	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)*
24	Power of Attorney (included on the signature page hereto)*

*Filed herewith.

Item 9.	Undertakings.

(a)           The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingston, State of New York, on the 12th day of November, 2015.

KINGSTONE COMPANIES, INC.

By:	/s/ Barry B. Goldstein
Barry B. Goldstein
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Barry B. Goldstein his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement of Kingstone Companies, Inc. on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                Capacity                                                                Date

/s/ Barry B. Goldstein Barry B. Goldstein	President, Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2015
/s/ Victor J. Brodsky Victor J. Brodsky	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 12, 2015

/s/ Floyd R. Tupper Floyd R. Tupper	Secretary and Director	November 12, 2015
/s/ Jay M. Haft Jay M. Haft	Director	November 12, 2015
/s/ Jack D. Seibald Jack D. Seibald	Director	November 12, 2015